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               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                           eXegenics, Inc.
........................................................................
           (Name of Registrant as Specified In Its Charter)


                            Bruce Meyers
.........................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................






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       Bruce Meyers, The M and B Weiss Family Limited Partnership of 1996,
                        Melvyn I. Weiss and Michael Stone
                           C/O Meyers Associates, L.P.
                             45 Broadway, 2nd Floor
                            New York, New York 10006



                                                               November 10, 2003


                             IT'S TIME FOR A CHANGE
                           VOTE THE BLUE CONSENT CARD

Dear Fellow Shareholder:

     As you are aware, we are soliciting the shareholders of eXegenics, Inc. to remove all of the current members of the Company's Board and elect Robert A. Baron, Robert S. Benou, John J. Huntz, Jr., John A. Paganelli and David Lee Spencer M. D. (the "Nominees") to serve as all of the members of the Board of Directors of eXegenics.

     The Company is attempting to distract you from the issues at hand. To this end, the Company sent you a letter dated October 8, 2003 and a Consent Revocation Statement with a WHITE card enclosed and a letter dated October 10, 2003. In his October 10th letter, Ronald Goode, the Company's Chief Executive Officer, stated that the Company's board is comprised of "highly qualified individuals who wish to maximize the value of your investment." However, his letter fails to note one positive achievement of the Company during the tenure of this "highly qualified" board.

             THE COMPANY HAS NEVER BEEN PROFITABLE, YET DR. GOODE'S
                SALARY HAS INCREASED AND HE WAS AWARDED A BONUS

     It is undisputed that the Company has never been profitable and, according to its 10-Q for the quarter ended June 30, 2003, the Company had an accumulated deficit of $51,279,000. This 10-Q also reported that the Company had no revenue for the three months ended June 30, 2003. This 10-Q also reported that the Company does not expect to record revenue for the foreseeable future.

     Although the Company has never been profitable, Dr. Goode's salary has been increased and he was awarded a bonus. According to the Company's proxy statement which it filed with the Securities and Exchange Commission on April 15, 2003, Dr. Goode's employment agreement with the Company provides for a base salary of $375,000 per year. According to this proxy, Dr. Goode even receives a car allowance of $1,000 a month. On December 9, 2002, Dr. Goode's salary was increased to $405,000 and he was awarded a bonus of $105,000.





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            NASDAQ HAS NOTIFIED THE COMPANY THAT ITS COMMON STOCK IS
                    SUBJECT TO DELISTING ON OCTOBER 29, 2003

     The Company's lack of success has been reflected in its falling stock price. On March 21, 2001, the Company's common stock closed at $3.94 per share. On October 16, 2003, it closed at $0.55 per share. On October 24, 2003, the Company announced that The Nasdaq Stock Market had notified it that its common stock would be delisted from the Nasdaq Stock Market Inc. on October 29, 2003. The Company also announced that it is appealing Nasdaq's determination to delist its common stock, and the delisting is stayed pending the Nasdaq Listing Qualifications Panel's decision on the appeal.

              THE COMPANY HAS NEVER DEVELOPED A MARKETABLE PRODUCT

     The Company has been unable to develop marketable products. As noted in the Company's most recent 10-K, from the time of the Company's founding in 1991 until 2001, its efforts were devoted to discovery research activities related to potential therapies for human disease and to improvement (by generic engineering) of technologies for producing certain products manufactured and marketed by other companies. As further noted in the Company's 10-K, through 2001, the Company had not created a commercially viable drug candidate, nor had its efforts in production technology improvement research led to any commercially viable manufacturing processes. According to the Company's 10-Q for the period ended June 30, 2003, the Company's Board of Directors and its senior management concluded that it would be in the best interest of the Company's stockholders if the Company entered into a business combination with a company having products in clinical development and/or pursued a strategy of in-licensing compounds already in human trials and completed that process. However, the Company has not combined with another company.

     Now, according to Dr. Goode's October 10th letter, the Company is "redeploying" its assets to become a commercially-orientated specialty markets drug company. Dr. Goode is essentially asking the Company's shareholders to give him and the other members of the Board another chance. We say that enough is enough and it is time for them to be replaced. Even Dr. Goode's letter concedes that "[d]rug development is inherently risky and there can be no guarantee that your Board's strategy will be successful."

                    DON'T BE DISTRACTED BY DR. GOODE'S LETTER

     In his October 10th letter, Dr. Goode has criticized us because we have not articulated a plan for how the Company will be turned around. The Nominees do not have access to the Company's records and do not know all of the Company's current liabilities. Therefore, it would be imprudent to provide a "plan" without knowing all of the facts about the Company. Once the Nominees are elected to the Company's Board, they will determine the best course for the Company based on its current condition.

     In his October 10th letter, Dr. Goode questions the integrity of Melvyn I. Weiss and Bruce Meyers. Mr. Weiss is the senior partner and a founder of the nationally known law firm of Milberg Weiss Bershad Hynes & Lerach LLP. Milberg Weiss has been responsible for a number of outstanding recoveries on behalf of shareholders which, in the aggregate total approximately





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$20 billion. Mr. Weiss has also been called one of the 100 most influential people in accounting. Dr. Goode's October 10th letter cited an article in the Financial Times that stated that Mr. Weiss has been attacked by critics for "shake-downs" of companies. However, Dr. Goode failed to mention that Financial Times printed a correction on September 22, 2003 stating that the use of the term "shakedown king" was not intended to imply that Mr. Weiss has engaged in illegal activity while litigating securities actions on behalf of shareholders. Throughout his career, Mr. Weiss has acted to protect the rights of shareholders.

     Bruce Meyers has been a successful stockbroker for over 20 years. In August, 2002, the Company engaged Meyers Associates, L.P., a company controlled by Mr. Meyers, to provide it with financial advisory services. The Company's decision to retain Mr. Meyers' firm undercuts its needless personal attacks on Mr. Meyers' professional reputation.

     Dr. Goode also seems to take issue with how Mr. Meyers acquired some of his shares of the Company. Perhaps the Company's Board should explain why, according to the Company's 10-K for the year ended December 31, 2002, Dr. Goode was able to purchase 100,000 shares of the Company's Treasury Stock by paying $25,000 in cash and issuing the Company a promissory note for $300,000.

     The Company has also questioned the Nominees' qualifications. The Nominees are all well educated and experienced business people. In fact, four of the five Nominees either are now on or have been on the boards of publicly traded companies.

     Don't let the Company distract and confuse you, do not sign the WHITE CONSENT CARD. Let your voice be heard. Tell the Company's Board you want results not new plans and promises for the future. To remove the Company's directors and elect the Nominees, on the enclosed BLUE consent card, please check the two boxes marked "Consents", sign, date and return the BLUE consent card in the enclosed envelope. We urge you to do this even if you have already sent in a BLUE consent card. Only your latest consent card will be counted. If you have any questions, please call Bruce Meyers at (212) 742-4334.

                                       Very truly yours,



                                       Bruce Meyers,
                                       The M and B Weiss
                                       Family Limited Partnership of 1996,
                                       Melvyn I. Weiss and Michael Stone

                        ADDITIONAL IMPORTANT INFORMATION

     On September 30, 2003, Bruce Meyers, The M and B Weiss Family Limited Partnership of 1996, Melvyn I. Weiss and Michael Stone (collectively, the "Filing Persons") filed a definitive consent statement with the Securities and Exchange, Commission relating to the




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removal of the Board of Directors of eXegenics and the election of Robert A.
Baron, Robert S. Benou, John J. Huntz, Jr., John A. Paganelli and David Lee Spencer, M.D. The filing persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the filing persons' definitive proxy statement and any other documents relating to the, filing persons' solicitation on the Securities and Exchange Commission website at www.sec.gov or by contacting Bruce Meyers at (212) 742-4334.